UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
RVL PHARMACEUTICALS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

400 Crossing Boulevard
Bridgewater, N.J. 08807, USA
September 5, 2023
Dear Shareholder:
We cordially invite you to attend an Extraordinary General Meeting of Shareholders (the “EGM”) of RVL Pharmaceuticals plc (the “Company”) on Monday, October 2, 2023, at 10:00 a.m. (Eastern Time), 3:00 p.m. (Irish Time), to be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, for the following purposes:
1.
To approve a reverse share split (i.e., a consolidation of share capital under Irish law) whereby every 50 ordinary shares of US$0.01 (nominal value) each in the authorized and unissued and authorized and issued share capital of the Company be consolidated into 1 ordinary share of US$0.50 (nominal value) each, and the subsequent reduction in the nominal value of the ordinary shares in the authorized and unissued and authorized and issued share capital of the Company from US$0.50 (nominal value) each to US$0.01 (nominal value) each, which proposal we refer to as the reverse share split proposal;

2.
If the reverse share split proposal (Proposal 1) is approved by the requisite majority, to approve an increase in our authorized share capital from EUR€25,000 and US$480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each to EUR€25,000 and US$800,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 40,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 each, which proposal we refer to as the authorized share capital increase proposal;

3.
If the reverse share split proposal (Proposal 1) and the authorized share capital increase proposal (Proposal 2) is approved by the requisite majority, to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options for a period of five years, which proposal we refer to as the directors’ allotment authority proposal;

4.
If the reverse share split proposal (Proposal 1), the authorized share capital increase proposal (Proposal 2) and the directors’ allotment authority proposal (Proposal 3) is approved by the requisite majority, to grant the board of directors an updated authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, which proposal we refer to as the pre-emption rights opt-out proposal;

5.
To approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of the warrants and the issuance of the Company’s ordinary shares upon the exercise of warrants pursuant to the terms of a private placement financing transaction set forth in the Securities Purchase Agreement, dated August 15, 2023, between the Company and the investor party thereto (the “Securities Purchase Agreement”) and the engagement letter, dated August 9, 2023, between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”), which proposal we refer to as the ordinary share warrants approval proposal; and

6.	To conduct any other business properly brought before the EGM.
Your vote is important regardless of the number of ordinary shares you own. Whether or not you plan to attend the EGM, we encourage you to consider the matters presented in the proxy statement accompanying this letter and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
Sincerely,

Brian Markison
Chief Executive Officer and Chairman of the Board of Directors

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take in relation to the proxy statement accompanying this Notice, you are recommended to seek your own financial advice immediately from an independent financial adviser being, if you are resident in Ireland, an organization or firm authorized under the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375/2017) or, if you are not so resident, from another appropriately authorized independent financial adviser.
RVL Pharmaceuticals plc

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To be held on October 2, 2023
An Extraordinary General Meeting of Shareholders (“EGM”) of RVL Pharmaceuticals plc (the “Company” or “RVL”) will be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, on Monday, October 2, 2023, at 10:00 a.m. (Eastern Time), 3:00 p.m. (Irish Time), for the purpose of considering and, if thought fit, voting on the following matters:
1.
To approve a reverse share split (i.e., a consolidation of share capital under Irish law) whereby every 50 ordinary shares of US$0.01 (nominal value) each in the authorized and unissued and authorized and issued share capital of the Company be consolidated into 1 ordinary share of US$0.50 (nominal value) each, and the subsequent reduction in the nominal value of the ordinary shares in the authorized and unissued and authorized and issued share capital of the Company from US$0.50 (nominal value) each to US$0.01 (nominal value) each, which proposal we refer to as the reverse share split proposal.

2.
If the reverse share split proposal (Proposal 1) is approved by the requisite majority, to approve an increase in our authorized share capital from EUR€25,000 and US$480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each to EUR€25,000 and US$800,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value), 40,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 each, which proposal we refer to as the authorized share capital increase proposal.

3.
If the reverse share split proposal (Proposal 1) and the authorized share capital increase proposal (Proposal 2) is approved by the requisite majority, to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options for a period of five years, which proposal we refer to as the directors’ allotment authority proposal.

4.
If the reverse share split proposal (Proposal 1), the authorized share capital increase proposal (Proposal 2) and the directors’ allotment authority proposal (Proposal 3) is approved by the requisite majority, to grant the board of directors an updated authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, which proposal we refer to as the pre-emption rights opt-out proposal.

5.
To approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of the warrants and the issuance of the Company’s ordinary shares upon the exercise of warrants pursuant to the terms of a private placement financing transaction set forth in the Securities Purchase Agreement, dated August 15, 2023, between the Company and the investor party thereto (the “Securities Purchase Agreement”) and the engagement letter, dated August 9, 2023, between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”), which proposal we refer to as the ordinary share warrant approval proposal; and

6.	To conduct any other business properly brought before the EGM.
Shareholders of record at the close of business on August 30, 2023 are entitled to notice of, and entitled to vote at, the EGM and any adjournments or postponements thereof. Proposals 1, 2, 3 and 5 are ordinary resolutions requiring a simple majority of the votes cast at the EGM to be approved. Proposal 4 is a special resolution requiring the affirmative vote of the holders of shares representing at least 75% of the votes cast on the matter.

If you wish to attend the EGM, you must be an RVL shareholder of record as of the close of business on August 30, 2023 or hold a valid proxy for the EGM from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other nominee, you may present a brokerage statement showing proof of your ownership of shares of RVL as of August 30, 2023. A shareholder entitled to attend and vote at the EGM is also entitled, using the proxy card provided, to appoint one or more proxies to attend, speak, vote or join in demanding a poll on his or her behalf at the EGM. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.
Bridgewater, N.J. USA	By Order of the Board of Directors

Scott Schroppe
September 5, 2023	Secretary

PROXY STATEMENT	1
PROPOSAL 1 APPROVAL OF A REVERSE SHARE SPLIT	2
PROPOSAL 2 AUTHORIZED SHARE CAPITAL INCREASE	8
BACKGROUND DISCUSSION ON PROPOSALS 3 AND 4	10
PROPOSAL 3 GRANT OF UPDATED AUTHORITY TO ALLOT AND ISSUE NEW SHARES UP TO THE AMOUNT OF AUTHORIZED BUT UNISSUED SHARE CAPITAL WITHOUT SHAREHOLDER APPROVAL FOR A PERIOD OF FIVE YEARS	13
PROPOSAL 4 GRANT OF UPDATED AUTHORITY UNDER IRISH LAW TO ISSUE SHARES (INCLUDING RIGHTS TO ACQUIRE SHARES) FOR CASH WITHOUT FIRST OFFERING THOSE SHARES TO EXISTING SHAREHOLDERS UNDER PRE-EMPTIVE RIGHTS THAT WOULD OTHERWISE APPLY TO THE ISSUANCE	15
PROPOSAL 5 APPROVAL OF ISSUANCE OF PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS AND SHARES ISSUABLE UPON EXERCISE OF PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
VOTING REQUIREMENTS AND PROXIES	21
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	21
HOUSEHOLDING OF PROXY MATERIALS	22
OTHER MATTERS	22
ATTENDING THE EXTRAORDINARY GENERAL MEETING	23
i

RVL Pharmaceuticals plc

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

October 2, 2023

PROXY STATEMENT
The board of directors (the “Board”) of RVL Pharmaceuticals plc (the "Company," “we,” “our” or “RVL” ) is soliciting your proxy for an Extraordinary General Meeting of Shareholders to be held on October 2, 2023 (the “EGM”). Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the EGM.
You may vote on the Internet, using the procedures and instructions described on the proxy card or a voting instruction card from your bank, broker or other nominee for the EGM. If you vote by Internet, your use of that system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act of 2014 (the “Irish Companies Act”), of each of Brian Markison, James Schaub, Michael DePetris and/or Scott Schroppe, and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your Internet instructions.
In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the proxy card or voting instruction card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act, of each of Brian Markison, James Schaub, Michael DePetris and/or Scott Schroppe and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your telephone instructions. You may also vote by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. You may also vote in person at the EGM if you present a form of personal identification and evidence of share ownership.
You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Secretary of RVL or by voting in person at the EGM. Your attendance at the EGM alone will not revoke your proxy.
Shareholders of record at the close of business on August 30, 2023 are entitled to vote at the EGM. Each of the 111,406,043 ordinary shares outstanding on the record date is entitled to one vote on Proposals 1, 2, 3, 4 and 5.
Important Notice Regarding the Availability of Proxy Materials for the Extraordinary Meeting to Be Held on October 2, 2023: Our proxy statement is available on our website at https://ir.rvlpharma.com. Additionally, you may access our proxy materials at www.proxyvote.com, a website that does not have “cookies” that identify visitors to the website.

PROPOSAL 1

APPROVAL OF A REVERSE SHARE SPLIT
The Board recommends that you approve a reverse share split of the Company’s authorized, issued and outstanding ordinary shares, with an exchange ratio of 50:1, to be completed at the date and time of the passing of Proposal 1.
Purpose of the Reverse Share Split
The Board believes it is in the best interest of the Company to approve the reverse share split of the Company’s authorized, issued and outstanding ordinary shares to ensure inter alia that we satisfy the requirements for the continued listing of our ordinary shares on the Nasdaq Global Select Market, which we believe helps support and maintain share liquidity and Company recognition for our shareholders. Companies listed on Nasdaq are subject to various rules and requirements imposed by Nasdaq which must be satisfied in order to continue having their shares listed on the exchange. One of these standards is the “minimum bid price” requirement set forth in Nasdaq rule 5450(a)(1), which requires that the bid price of the shares of listed companies be at least US$1.00 per share. A listed company risks being delisted and removed from Nasdaq if the closing bid price of its shares remains below US$1.00 per share for an extended period of time.
The closing bid price of our ordinary shares was below US$1.00 per share for 30 consecutive trading days beginning from April 19, 2023. On June 2, 2023, we received a delisting determination letter from Nasdaq indicating that we were at risk of delisting for failure to remain in compliance with the minimum bid price standard set forth in Nasdaq rule 5450(a)(1). In accordance with Nasdaq rule 5810(c)(3)(A), we have 180 calendar days, or until November 29, 2023, to regain compliance with the minimum bid price requirement. To regain compliance with the minimum bid price requirement, the closing bid price per share of our ordinary shares must be US$1.00 or higher for a minimum of ten consecutive business days during this initial 180-day compliance period.
We are asking shareholders to approve the reverse share split because we believe a reverse share split will result in a higher price per share for our outstanding ordinary shares, which will benefit our shareholders by allowing our ordinary shares to continue to be listed on the Nasdaq Global Select Market. Approval of the reverse share split will only cause a reverse share split of the Company’s authorized, issued and outstanding ordinary shares. The authorized and issued ordinary shares will be reduced at the whole number ratio of 50:1. However, there can be no assurance that we will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing standards.
Principal Effects of the Reverse Share Split
Effect on Ordinary Shares
The reverse share split will proportionately reduce the number of authorized and unissued ordinary shares in proportion to the ratio of 50:1. Such limited availability of additional authorized ordinary shares for issuance may have the effect of discouraging a merger, tender offer, proxy contest, or other attempt to obtain control of the Company. The reverse share split will not affect the nominal value of our ordinary shares, which will remain at US$0.01.
Our ordinary shares are currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. We do not intend for the reverse share split to constitute, or be the first step in a series of plans or proposals for, a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act, and we will continue to be subject to the periodic reporting and other requirements of the Exchange Act after giving effect to the reverse share split. Following the reverse share split, we expect our ordinary shares will continue to be listed on Nasdaq under the symbol “RVLP,” although they will trade under a new CUSIP number.
If approved by our shareholders, the reverse share split would be effected simultaneously for all of our existing ordinary shares (at the date and time of this proposal) and the exchange ratio of 50:1, would be the same for all of our authorized, issued and outstanding ordinary shares. The reverse share split would affect all of our shareholders uniformly and would not affect any shareholder’s ordinary share percentage ownership interests in us, except to the extent that the reverse share split results in any of our shareholders owning a fractional share (see further under “Treatment of Resulting Fractional Shares” below). Ordinary shares issued and outstanding subsequent to the reverse share split would remain fully paid and nonassessable.

The information in the following table summarizes the approximate effect of the reverse share split on the: (i) the ordinary shares issued and outstanding; (ii) equity awards (options and restricted stock units) issued and outstanding and (iii) ordinary share warrants issued and outstanding.
	Before Reverse Share Split	Following Reverse Share Split
Ordinary Shares Issued And Outstanding	111,406,043	2,228,121
Equity Awards (Options And Restricted Stock Units) Issued And Outstanding	4,590,350	91,807
Ordinary Share Warrants Issued And Outstanding	40,672,651	813,453
Effect on Authorized Share Capital
At the date of this proxy statement, our authorized share capital is EUR€25,000 and US$4,400,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 400,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each. If the reverse share split proposal (Proposal 1) is effected, our authorized share capital would be €25,000 and $480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each.
Treatment of Resulting Fractional Shares
No fractional shares will be issued as a result of the reverse share split. Instead, any shareholder who would have been entitled to receive a fractional share as a result of the reverse share split will be entitled to receive a cash payment in lieu of such fractional shares equal to the fair market value of such fractional shares, as determined in good faith by the Board. Each (if any) of the authorized and issued ordinary shares of $0.01 each that cannot be consolidated into 1 ordinary share of $0.50 each shall, immediately following the effective time of the reverse share split, be acquired by us from the shareholders otherwise entitled thereto for no consideration and be cancelled.
Effect on Equity Incentive Plans and Awards
As of August 25, 2023, we had 3,721,526 ordinary share options outstanding and 868,824 restricted stock units outstanding under our equity incentive plans. In addition, as of August 25, 2023, we had 4,993,193 ordinary shares reserved and available for future issuance under the Amended and Restated RVL Pharmaceuticals plc 2018 Incentive Plan (the “2018 Plan”) and 987,116 ordinary shares reserved and available for future issuance under the RVL Pharmaceuticals plc 2018 Employee Share Purchase Plan (the “ESPP”). Under the 2018 Plan, the Amended and Restated RVL Pharmaceuticals plc 2016 Equity Incentive Plan (together with the 2018 Plan, the “Share Plans”) and the ESPP, an appropriate adjustment to the share pools and awards granted under the Share Plans and the ESPP must occur in the event of a reverse share split. Accordingly, if the reverse share split is effected, the number of ordinary shares available for issuance under the 2018 Plan and the ESPP, and the number of shares available for issuance pursuant to the exercise of incentive stock options under the 2018 Plan, are expected to be proportionately adjusted to reflect the reverse share split. The number of shares subject to any outstanding award under the Share Plans or to any outstanding option under the ESPP, and the exercise price, grant price or purchase price relating to any such award under the Share Plans or option under the ESPP, are also expected to be proportionately adjusted to reflect the reverse share split.
Effect on Ordinary Share Warrants
As of August 25, 2023, we had 40,672,651 shares subject to outstanding warrants to purchase ordinary shares. All warrants entitling their holders to purchase our ordinary shares would be adjusted as a result of the reverse share split, as required by the terms of each warrant. In particular, the exercise price of each warrant would be proportionately adjusted by multiplying the exercise price of each respective warrant by a fraction of which the numerator shall be the number of ordinary shares (excluding treasury shares, if any) outstanding immediately before the reverse share split and the denominator shall be the number of ordinary shares outstanding immediately after the reverse share split.
Procedures for Effecting the Reverse Share Split
If the reverse share split is approved by the shareholders at the EGM, the reverse share split will be implemented at the whole number ratio of 50:1.

Effect on Shareholders of Record
Certain of our shareholders of record hold some or all of their shares electronically in book-entry form with our transfer agent. All of our shareholders of record of ordinary shares that hold their shares in book-entry form will be provided with a statement, by Computershare Trust Company, our transfer agent, reflecting the number of our ordinary shares registered in their accounts following the reverse share split. Any expenses incurred by us with respect to the exchange of shares held of record, including but not limited to expenses arising from the exchange of shares held in DRS and book-entry form, will be borne by the Company.
Effect on Beneficial Owners of Shares Held in Street Name
Upon the effectiveness of the reverse share split, shares held by shareholders in street name, through a bank, broker or other nominee, will be treated in the same manner as registered shareholders whose shares are registered in their names. However, these banks, brokers or other nominees may have different procedures than those that apply to registered shareholders for reflecting the reverse share split in their records and distributing cash received in lieu of fractional share interests to the beneficial owners of such shares. If a shareholder holds our ordinary shares with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.
Certain U.S. Federal Income Tax Considerations Related to the Proposed Reverse Share Split
The following discussion is a summary of certain U.S. federal income tax considerations of the proposed reverse share split to holders of our ordinary shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our ordinary shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed reverse share split.
This discussion is limited to “U.S. Holders” (as defined below) who hold their ordinary shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a shareholder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders of ordinary shares that are subject to special rules, including, without limitation:
•	Financial institutions;
•	Insurance companies;
•	Real estate investment trusts;
•	Regulated investment companies;
•	Grantor trusts;
•	Tax-exempt organizations;
•	Brokers, dealers or traders in securities, commodities or currencies;
•	Shareholders deemed to sell ordinary shares under the constructive sale provisions of the Code;
•
Shareholders who hold ordinary shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

•	Shareholders who actually or constructively own 10% or more of our voting shares;
•	Shareholders that acquired our ordinary shares through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan;
•	Shareholders that hold ordinary shares in an individual retirement account, 401(k) plan or similar tax-favored accounts; or
•	Certain former citizens or long-term residents of the United States.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding ordinary shares and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed reverse share split to them.
In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the proposed reverse share split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed reverse share split, whether or not they are in connection with the proposed reverse share split.
SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE SHARE SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The proposed reverse share split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Assuming the proposed reverse share split qualifies as a recapitalization, and except as discussed below with respect to cash received in lieu of a fractional share, a U.S. Holder of our ordinary shares generally should not recognize gain or loss upon the proposed reverse share split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the ordinary shares received pursuant to the proposed reverse share split should generally equal the aggregate adjusted tax basis of the ordinary shares surrendered (reduced by the amount of such basis that is allocated to any fractional share). The U.S. Holder’s holding period in the ordinary shares received should generally include the holding period in the ordinary shares surrendered. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the ordinary shares surrendered to the ordinary shares received pursuant to the proposed reverse share split. U.S. Holders of our ordinary shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
A U.S. Holder who receives cash in lieu of a fractional share should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. U.S. Holders should consult their tax advisors regarding the tax treatment to them of receiving cash in lieu of fractional shares, including based on their particular circumstances.
Payments of cash made in lieu of a fractional share may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder of our ordinary shares that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our ordinary shares should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE SHARE SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR ORDINARY SHARES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PROPOSED REVERSE SHARE SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.
Material Irish Tax Consequences of the Reverse Share Split
The following is a summary of the material Irish tax consequences of the proposed reverse share split, if implemented, for beneficial holders of our ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each shareholder. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.
The summary does not constitute legal or tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the proposed reverse share split, if implemented. The summary applies only to shareholders who hold their ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who acquired their ordinary shares, or who have, or who are deemed to have, acquired their ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland). Such persons may be subject to special rules.
Irish Tax on Chargeable Gains
The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.
Non-Irish Resident Shareholders
Shareholders that are not resident or ordinarily resident in Ireland and who do not hold our ordinary shares in connection with a trade or business carried on by them through a branch or agency in Ireland will not be subject to Irish tax on chargeable gains as a result of the proposed reverse share split, if implemented.
A shareholder that is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.
Irish Resident Shareholders
Shareholders that are resident or ordinarily resident in Ireland for tax purposes or shareholders that hold their ordinary shares in connection with a trade or business carried on through a branch or agency in Ireland will, subject to the availability of any exemptions or reliefs, be within the charge to Irish tax on chargeable gains on the consolidation of their existing ordinary shares pursuant to the proposed reverse share split, if implemented. Such shareholders should consult their own tax advisors on the Irish tax consequences of the proposed reverse share split, if implemented.
The proposed reverse share split will be intended, if implemented, to be treated as a “reorganization” of our share capital and, accordingly, should not result in a disposal by any such shareholder of any of our ordinary shares, except with respect to cash received in lieu of a fractional ordinary share, as discussed below. Instead, the ordinary shares held after the proposed reverse share split should be treated as the same asset and as having been acquired at the same time and for the same consideration as the ordinary shares held before the reverse share split (adjusted for any part of the consideration attributable to the part disposal in respect of the receipt of cash in lieu of a fractional ordinary share).
The receipt by such a shareholder of any cash in lieu of a fractional ordinary share should be treated as a part disposal of his or her ordinary shares for Irish tax on chargeable gains in respect of the cash consideration received.
Stamp Duty
The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Irish stamp duty should not arise as a result of the reverse share split, if implemented.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE SHARE SPLIT, IF IMPLEMENTED, IN IRELAND.
Required Vote
Under Irish law, the proposal in respect of the reverse share split (Proposal 1) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the EGM.
Accordingly, we are asking shareholders to approve the following ordinary resolution at the EGM where Proposal 1 is approved:
RESOLVED, as an ordinary resolution that the reverse share split is necessary or desirable, whereby:
i.
THAT every 50 authorized but unissued ordinary shares of US$0.01 each (nominal value) in the capital of the Company be consolidated with effect from the passing of this resolution by the requisite majority (the “Effective Time”) into 1 ordinary share of US$0.50 (nominal value) each in the capital of the Company, provided that, where such consolidation would otherwise result in a fraction of an unissued consolidated ordinary share of US$0.50 (nominal value) each, the number of existing unissued ordinary shares of US$0.01 each (nominal value) that would otherwise constitute such fraction be cancelled, with effect from the Effective Time, pursuant to section 83(1)(f)(ii) of the Irish Companies Act 2014;

ii.
That every 50 authorized and issued ordinary shares of US$0.01 each (nominal value) in the capital of the Company be consolidated, with effect from the Effective Time, into 1 ordinary share of US$0.50 (nominal value) each, provided that, (1) where such consolidation would otherwise result in a shareholder being entitled to a fraction of an ordinary share of US$0.50 (nominal value) each, such fraction shall, so far as possible, be aggregated and consolidated with the fractions of a consolidated ordinary share of US$0.50 (nominal value) each to which other shareholders would otherwise be entitled and the board of directors (the Board) of the Company be authorized to sell (or appoint any other person to sell) to any person, on behalf of the relevant shareholders, all the consolidated ordinary shares representing such fractions at the best price reasonably obtainable, (2) the net proceeds of any such sale shall be remitted in due proportion to the shareholders who would have been entitled to the fractions, (3) any director of the Company (or any person appointed by the Board) be authorized to execute an instrument of transfer in respect of such shares on behalf of the relevant shareholders and to do all acts and things the directors consider necessary or desirable to effect the transfer of such shares to, or in accordance with the directions of, any buyer of any such share; and (4) each (if any) of the authorized and issued ordinary shares of US$0.01 (nominal value) each that cannot be consolidated into 1 ordinary share of US$0.50 (nominal value) each, including pursuant to (1) above be, with effect from the Effective Time, immediately acquired by the Company from the shareholders otherwise entitled thereto for no consideration. The existing ordinary shares so acquired shall be cancelled and the issued share capital of the Company shall be reduced by the nominal value of the existing ordinary shares so acquired and cancelled and any director of the Company (or any person appointed by the Board) be and is hereby authorized to execute an instrument of transfer (if necessary) in respect of such shares on behalf of the shareholders of the Company concerned and to do all acts and things that the directors consider necessary or desirable to effect the acquisition and cancellation of such shares; and

iii.
That the nominal value of each of the authorized but unissued ordinary shares of US$0.50 (nominal value) each in the capital of the Company and the nominal value of each of the authorized and issued ordinary shares of US$0.50 (nominal value) each in the capital of the Company resulting from the foregoing resolutions, be reduced, with effect from immediately after the Effective Time, from US$0.50 (nominal value) each to US$0.01 (nominal value) each pursuant to section 83(1)(d) of the Irish Companies Act 2014.

Your Board recommends a vote FOR Proposal 1, Approval of a Reverse Share Split.

PROPOSAL 2

AUTHORIZED SHARE CAPITAL INCREASE
Overview
Under Irish law, an Irish public limited company must have a maximum authorized share capital. Shareholder approval is required to increase the authorized share capital of an Irish public limited company. Under our Constitution, our authorized share capital is EUR€25,000 and US$4,400,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 400,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each.
As of August 25, 2023, the Board had reserved 4,590,350 ordinary shares for issuance upon exercise of outstanding options and for restricted stock unit awards outstanding under our Share Plans, 4,993,193 ordinary shares that may be issued pursuant to future grants or rights under our Share Plans, and up to 40,672,651 ordinary shares that may be issued upon exercise of outstanding warrants. As of August 25, 2023 we had approximately 238,337,763 ordinary shares that were unissued, unreserved, or unallocated and therefore available for future use (i.e., not already outstanding or reserved for future issuance under our warrants, options, restricted stock unit awards, Share Plans, or otherwise allocated for other purposes).
If the reverse share split (Proposal 1) is approved, our authorized share capital will reduce to €25,000 and $480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each. We are seeking approval at the EGM to increase our authorized share capital to EUR€25,000 and US$800,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 40,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each. Such an increase in our unissued or unreserved share capital available is necessary to enable future flexibility with respect to share issuances.
The authorized share capital increase proposal (Proposal 2) is fundamental to our business and capital management because the Company needs to maintain a greater reserve of authorized but unissued ordinary shares to potentially raise capital and for general corporate purposes. We currently have no specific plans, arrangements or understandings to issue the additional ordinary shares that would be authorized if this Proposal 2 is approved by our shareholders, but the additional shares could be used for various purposes with or without further shareholder approval, including, for example: raising capital, including potential financing that we could determine to pursue in the near-term; establishing strategic relationships with other companies; expanding our business or product pipeline through the acquisition of other businesses or products; providing equity incentives to employees, officers or directors through our equity incentive plans; compensation of vendors and other service providers; the issuance of ordinary shares in connection with any transaction that may result from our ongoing evaluation of corporate, organizational, strategic, financial and financing alternatives; or for other corporate purposes that have not yet been identified. If Proposal 2 is approved, further shareholder approval will be required to increase the number of ordinary shares available under our Amended and Restated 2018 Equity Incentive Plan.
Certain Effects of the Proposal
Irrespective of Proposal 1, if Proposal 2 is not approved by our shareholders, we will be limited to issuing no more than 288,593,957 (being 400,000,000 ordinary shares authorized less 111,406,043 ordinary shares issued and authorized) ordinary shares, based on the amount of authorized ordinary shares unissued or unreserved and therefor available for issuance as of August 25, 2023. As a result of the Company’s relatively low per share market price for its ordinary shares, the Company's financing options will be limited by the lack of sufficient unissued and unreserved authorized ordinary shares, as adjusted for the reverse share split (Proposal 1) and shareholder value may be harmed by this limitation.
If our shareholders do not approve Proposal 2, we may not be able to access the capital markets, complete strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success without further shareholder approval.
Based solely on the last reported sale price of our ordinary shares on the Nasdaq Global Select Market on August 24, 2023 of US$0.14 per share, and assuming we issue for cash the maximum number of ordinary shares we are currently authorized to issue for cash pursuant to our existing authority, the maximum aggregate gross cash proceeds that we could potentially raise is approximately US$40 million. As of June 30, 2023, we had cash and cash equivalents of US$19.2 million, and we determined as of the filing of our Quarterly Report on Form 10-Q for the three month period ended June 30, 2023 that we did not believe that current sources of liquidity would be sufficient to fund our planned expenditures and meet our obligations, including the minimum liquidity covenant under the documents governing our indebtedness, for at least 12 months following the date the unaudited condensed consolidated financial statements were issued without raising additional funding. Even if we were able to sell equity securities to fund our operations up to our current authorized and available share capital, such funds may not be sufficient for us to meet our obligations or to operate. Additionally, the Company’s is exploring various business development initiatives that could necessitate the near term issuance of equity capital to counterparties in lieu of cash consideration. Our inability to raise funds and/or issue incremental ordinary shares to consummate important business development initiatives if and when needed may cause investors to lose confidence in us, which may cause our share price to decline. Therefore, the approval of Proposal 2 is critical to providing us the flexibility to continue to fund our operations and achieve our business objectives.
Approval of this Proposal 2 and the potential future issuance of any additional ordinary shares would not in and of itself affect the rights of the holders of our currently issued ordinary shares, except for, with respect to the issuance of additional ordinary shares, effects incidental to increasing the number of ordinary shares in issue, such as dilution of the earnings or loss per ordinary share (if any) and voting rights of current holders of ordinary shares. Our Constitution will be amended to reflect the authorized share capital increase described in this Proposal 2.
The approval of the authorized share capital increase proposal (Proposal 2) will become effective only if the reverse share split proposal (Proposal 1) is also approved by our shareholders.
Required Vote
Under Irish law, the resolution in respect of the authorized share capital increase proposal (Proposal 2) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the EGM.
The text of the resolution in respect of the authorized share capital increase proposal is as follows:
“THAT subject to and conditional upon the approval by the shareholders of RVL Pharmaceuticals plc (the Company) of the reverse share split proposal (Proposal 1), the authorized share capital of the Company be and is hereby increased from EUR€25,000 and US$480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each to EUR€25,000 and US$800,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 40,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each.”
Statutory Pre-emptive Rights
Provided that the pre-emption rights opt-out proposal (Proposal 4) is approved, the Company's shareholders will not have statutory pre-emptive rights in connection with the ordinary shares being created pursuant to the authorized share capital increase proposal (Proposal 2).
Your Board recommends a vote FOR Proposal 2, the Authorized Share Capital Increase.

BACKGROUND DISCUSSION ON PROPOSALS 3 AND 4
Introduction
Under Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company’s shares, warrants, convertible instruments and options (other than pursuant to employee equity compensation plans). In addition, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue ordinary shares, or other securities convertible into or exercisable or exchangeable for ordinary shares, for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is dis-applied, or opted-out of, by approval of the shareholders. As a matter of Irish law, these shareholder approvals are valid for a maximum period of five years. There is no limit under Irish law on the number of shares that these approvals may cover (other than the company's then authorized but unissued share capital). Companies incorporated in the U.S. are not subject to similar share issuance restrictions.
Limitations derived from Irish capital markets practice or otherwise in excess of those applicable to U.S. domestic issuers incorporated in the U.S. should not apply to the Company.
While not required by Irish law, we understand that it has become market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange to generally limit the share allotment and issuance authority to an amount equal to 33% of their issued share capital for a period of 12 to 18 months and to generally limit the opt-out of the statutory pre-emption right to only 10% of their issued share capital (plus up to an additional 10% of the issued share capital if the additional 10% is used to finance an acquisition or a specified capital investment) for a period of 12 to 18 months. While these limitations in size and duration on share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange (regardless of whether such companies are incorporated in Ireland or elsewhere), our shares are not, and never have been, listed on the Euronext Dublin or the London Stock Exchange, and we are not subject to Euronext Dublin or the London Stock Exchange share listing rules or corporate governance standards applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange.
Even though our shares are not listed on Euronext Dublin or the London Stock Exchange, we are required to seek shareholder approval for the additional share capital proposals because we are incorporated in Ireland. Our ordinary shares are listed solely on the Nasdaq Global Select Market and, as such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards and The Nasdaq Stock Market LLC (“Nasdaq”) and Securities Exchange Commission (“SEC”) rules and regulations. We also believe that applying the standards and market practices of a market where our shares are not listed would be inappropriate and not in the best interests of our Company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our shares, the Nasdaq Global Select Market, which imposes its own restrictions on share issuances for the protection of shareholders.
We understand that certain proxy advisory firms previously applied their United Kingdom and Ireland voting guidelines in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated U.S.-listed companies, meaning that they applied or took into account the market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated companies, even if their shares were not listed on Euronext Dublin or the London Stock Exchange. There has been a change in approach for the 2023 proxy season and we understand that certain proxy advisory firms are now recommending a vote for resolutions to authorize the issuance of up to 20% of the issued share capital where not tied to a specific transaction or financing proposal. For all of the reasons discussed above and below, we do not believe that adhering to any of these limitations is appropriate for the Company.
We also understand that some Irish-incorporated companies that are listed solely on U.S. stock exchanges have adhered to these limitations (or variations thereof) with respect to their own share issuance authorities. However, those companies may have business and capital-raising needs and strategies that differ from ours or may have different approaches for creating shareholder value.

We believe that these limitations would disadvantage us relative to our U.S.-incorporated U.S.-listed peers.
Companies that are incorporated and whose shares are listed on a stock exchange in the U.S. are not generally required to and therefore do not seek shareholder approval to renew their authority to allot and issue shares or to opt out of the statutory preemption right. In this regard, companies that are incorporated and publicly-traded in the U.S. generally do not grant all of their shareholders pre-emptive rights on new issuances of shares for cash. Instead, U.S. investors generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording management flexibility in this respect are adequately protected against by other factors, including the shareholder approval requirements of U.S. exchanges with respect to share issuances.
Shareholder approval of the additional share capital proposals does not mean that our board would have no limits on future share issuances.
The Company is considered to be a U.S. domestic reporting company under SEC rules and is subject to the same shareholder approval rules with respect to share issuances as other companies listed on Nasdaq incorporated in the U.S. For example, Nasdaq rules generally require shareholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if, after a transaction, a single investor or affiliated investor group acquires, or has the right to acquire, 20% or more of the outstanding ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer and such ownership would be the largest ownership position of the issuer). Likewise, shareholder approval is required under the Nasdaq rules prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is the lower of (1) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement, which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance. Moreover, with limited exceptions, our board must also seek shareholder approval of equity compensation plans, including material revisions of such plans.
Specific Rationale for Proposals 3 and 4
We need the ability to execute on our business and growth strategy without competitive disadvantage.
The Company’s business plan is centered on the expanded commercialization of Upneeq®, a pharmaceutical product sold in ocular and medical aesthetics markets. In order to inform and attract prospective customers to this first-in-class product, the Company must necessarily devote substantial resources to in-person promotion, direct-to-consumer advertising, social media, marketing and infrastructure. Because of this, the Company's current and potential future equity investors understand and anticipate the Company returning to the capital markets during 2023. Based on the Company's current cash position and monthly expenditures, it is expected that it will become necessary to raise external finance in the equity capital markets in order to fund ongoing operations and the expansion of the commercialization of Upneeq® into 2024.
We believe that the additional share allotment proposals are in the best interests of our shareholders because they provide our board the flexibility, consistent with its fiduciary duties, to allow us, subject to applicable shareholder approval and other requirements of Nasdaq and the SEC, to efficiently and cost-effectively access the capital markets without the competitive disadvantage and risks associated with seeking transaction-specific shareholder approvals. Our growth strategy depends on our ability to commercialize our product, which requires significant capital. Our Board and management rely heavily on having the flexibility to quickly take advantage of opportunities to raise capital through share issuances for cash.
In recent years, the flexibility provided by having a sufficient number of unissued and unreserved authorized ordinary shares available for issuance has allowed us to pursue a number of financing transactions that were critical to our growth. In addition, we believe that seeking the directors’ allotment authority proposal and the pre-emption rights opt-out proposal for an additional five years instead of seeking general re-approval of our share issuance authorities on a more frequent basis is in the best interests of our shareholders because seeking general re-approval of our share issuance authorities on a more frequent basis would subject us to the competitive disadvantage risk, particularly given the 75% vote threshold required to dis-apply the statutory pre-emption right.

Even if Proposal 3 is approved, if Proposal 4 is not also approved, in any future capital raising transaction where we propose to issue shares (including rights to acquire shares) for cash consideration, we would be required to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such financing transaction, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.

PROPOSAL 3

GRANT OF UPDATED AUTHORITY TO ALLOT AND ISSUE NEW SHARES UP TO
THE AMOUNT OF AUTHORIZED BUT UNISSUED SHARE CAPITAL WITHOUT
SHAREHOLDER APPROVAL FOR A PERIOD OF FIVE YEARS
The directors of an Irish public limited company must have specific authority from shareholders to allot and issue shares (including rights to subscribe for or otherwise acquire any shares)—even shares which are part of the company’s authorized but unissued share capital. Currently, our Board is authorized to allot and issue new shares without shareholder approval up to a maximum of our authorized but unissued share capital.
Pursuant to a resolution approved at our Annual General Meeting held on June 15, 2023, our board is currently authorized to allot and issue new shares without shareholder approval up to the amount of our currently existing authorized (25,000 Euro deferred shares, 400,000,000 ordinary shares and 40,000,000 preferred shares) but unissued share capital until June 15, 2028 (the “Existing Authority to Allot”).
If the reverse share split proposal (Proposal 1) is approved by the requisite majority, our authorized share capital will be EUR€25,000 and US$480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each (the “Post Reverse Split Authorized Capital”). The Existing Authority to Allot will authorize our Board to allot and issue shares, warrants, convertible instruments and/or options up to the Post Reverse Split Authorized Capital.
Following the authorized share capital increase proposal (Proposal 2), our authorized share capital will be EUR€25,000 and US$800,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 40,000,000 ordinary shares of US$0.01 (nominal value) each and 40,000,000 preferred shares of US$0.01 (nominal value) each. To ensure that the Board continues to have full authority to issue shares, warrants, convertible instruments and/or options following the approval of the authorized share capital increase proposal (Proposal 2), we are proposing that shareholders grant our Board authority to allot and issue shares up to the amount of our newly increased authorized but unissued share capital following the passing of the authorized share capital increase proposal (Proposal 2) for a five-year period to expire on October 2, 2028 (or such date that is five years after the date shareholders approve this Proposal 3).
The provision of this authority is fundamental to our business and capital management because it enables us to issue shares and raise capital. Approval of the directors’ allotment authority proposal (Proposal 3) would provide the Board with continued flexibility to issue shares up to the maximum of our authorized but unissued share capital, subject to applicable shareholder approval and other requirements of the SEC and Nasdaq. The renewed authority would apply to the issuance of shares and other securities convertible into or exercisable or exchangeable for our shares.
Approval of this authority would not exempt us from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
The Company follows U.S. capital markets practices (to the extent permitted by Irish law) and the governance standards of Nasdaq. The grant of authority to allot and issue new shares without shareholder approval sought in this directors’ allotment authority proposal (Proposal 3) is required as a matter of Irish law and is not otherwise required for many companies with which we compete. Receipt of this authority would merely place us on par with other Nasdaq-listed companies, which may not be subject to a similar specific shareholder authority requirement.
If shareholders do not approve this directors’ allotment authority proposal (Proposal 3), our Board’s existing authority to allot and issue shares up to the amount of our Post Reverse Split Authorized Capital will continue to apply until June 15, 2028, but only with respect to our Post Reverse Split Authorized Capital. This would limit us to issuing no more than 25,000 Euro deferred shares, 40,000,000 preferred shares and/or approximately 6,800,000 ordinary shares based on the amount of authorized shares unissued or unreserved and therefor available for issuance as of August 25, 2023, and we would have limited flexibility for any future ordinary share issuances, including equity or equity-linked capital raises beyond this amount, as adjusted for the reverse share split (Proposal 1). This limitation on our ability to issue shares would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber our capital-raising process, would significantly increase our costs, would add significant uncertainty to our ability to complete capital-raising transactions, and would significantly increase the timetable for completing capital-raising transactions undertaken in furtherance of our growth strategy, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.
Please see the Background Discussion on Proposals 3 and 4 in this proxy statement for additional information regarding this Proposal 3.
The approval of the directors’ allotment authority proposal (Proposal 3) will become effective only if the reverse share split proposal (Proposal 1) and the authorized share capital increase proposal (Proposal 2) is approved by our shareholders. Therefore, unless shareholders approve Proposal 1 and Proposal 2, this Proposal 3 will fail and not be implemented, even if shareholders approve this Proposal 3.
Required Vote
Under Irish law, the resolution in respect of the directors’ allotment authority proposal (Proposal 3) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the EGM.
Accordingly, we are asking shareholders to approve the following ordinary resolution at the EGM:
“THAT, subject to and conditional upon the approval by the shareholders of RVL Pharmaceuticals plc (the Company) of the reverse share split proposal (Proposal 1), and the authorized share capital increase proposal (Proposal 2), the Board of Directors (the Board) of RVL Pharmaceuticals plc (the Company) be and it is, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014 (the Act) to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021(12) of the Act) up to the amount of the Company’s authorized but unissued share capital as at the date and time of this resolution following the approval by the requisite majority of Resolution 1, provided that this authority shall expire five years from the date of passing of this resolution and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted or issued after such expiry and the Board may allot or issue relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”
Your Board recommends a vote FOR Proposal 3, Grant of Updated Authority to
Allot and Issue New Shares Up to the Amount of the Updated Authorized but Unissued
Share Capital Without Shareholder Approval for a Period of Five Years.

PROPOSAL 4
GRANT OF UPDATED AUTHORITY UNDER IRISH LAW TO ISSUE SHARES (INCLUDING
RIGHTS TO ACQUIRE SHARES) FOR CASH WITHOUT FIRST OFFERING THOSE SHARES TO EXISTING SHAREHOLDERS UNDER PRE-EMPTIVE RIGHTS THAT WOULD OTHERWISE
APPLY TO THE ISSUANCE
In general, unless otherwise authorized by shareholders, before an Irish public limited company can issue shares for cash (including rights to subscribe for or otherwise acquire any shares) to any new shareholders, it must first offer those shares or rights to existing shareholders of the company pro-rata to their existing shareholdings – pursuant to what is commonly referred to as the statutory pre-emption right. The statutory pre-emption right, if not dis-applied, affords existing shareholders the right to purchase any new shares that we propose to issue for cash in order to maintain their proportionate ownership interests in the Company following the issuance of those shares resulting in a time-consuming and expensive pro-rata rights offering which would disadvantage us compared to our peers. Our Board is currently authorized to issue new shares for cash, up to a maximum of our authorized but unissued share capital, without first offering those shares to existing shareholders, thereby opting out of the statutory pre-emption right.
This proposal (Proposal 4) provides that for a period expiring five years from the date of the approval of the directors’ allotment authority proposal (Proposal 3) (if approved), our Board would be empowered to issue shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (Proposal 3) (if approved) up to the authorized but unissued share capital of the Company as increased by the authorized share capital increase proposal (Proposal 2) (if approved) on the basis that statutory pre-emption rights under the Irish Companies Act 2014 will not apply to such issuances. The authority sought in this pre-emption rights opt-out proposal (Proposal 4) is fundamental to our business and capital management initiatives because it facilitates our ability to issue shares (and rights to acquire shares), including, when appropriate, in connection with capital-raising activities.
The Company follows U.S. capital markets practices (to the extent permitted by Irish law) and the governance standards of Nasdaq. The opt-out authorization sought in this pre-emption rights opt-out proposal (Proposal 4) is required as a matter of Irish law and is not otherwise required for many companies with which we compete. Receipt of this authority would merely place us on par with other Nasdaq-listed companies, which may not be subject to a similar statutory pre-emption right.
Renewal of the pre-emption rights opt-out proposal (Proposal 4) would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
Our Board’s existing authority to opt out of the statutory pre-emption right up to the amount of the Company's currently existing authorized (being 25,000 Euro deferred shares, 400,000,000 ordinary shares and 40,000,000 preferred shares) but unissued ordinary and preferred share capital will continue to apply to June 15, 2028. Following the approval by the requisite majority of the reverse share split proposal (Proposal 1) and the authorized share capital increase proposal (Proposal 2), our Board’s existing authority will only be extended to the Post Reverse Split Authorized Capital. This would mean that, for any additional authorized but unissued shares as adjusted under the authorized share capital increase proposal (Proposal 2) that we may propose to issue for cash, we would generally first be required to offer those shares to all of our existing shareholders on the same or more favorable terms pro-rata to the existing shareholders. As a result of this limitation, in any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.
The statutory pre-emption right applies only to share issuances for cash consideration; accordingly, it does not apply where we issue shares for non-cash consideration (such as in a share exchange transaction or in any transaction in which property other than cash is received by us in payment for shares) or where we issue shares pursuant to our employee equity compensation plans.

Please see the Background Discussion on Proposals 3 and 4 in this proxy statement for additional information regarding this Proposal 4.
THE APPROVAL OF THE PRE-EMPTION RIGHTS OPT-OUT PROPOSAL (PROPOSAL 4) WILL BECOME EFFECTIVE ONLY IF THE REVERSE SHARE SPLIT PROPOSAL (PROPOSAL 1), THE AUTHORIZED SHARE CAPITAL INCREASE PROPOSAL (PROPOSAL 2) AND THE DIRECTORS’ ALLOTMENT AUTHORITY PROPOSAL (PROPOSAL 3) ARE APPROVED BY THE COMPANY'S SHAREHOLDERS. THEREFORE, UNLESS SHAREHOLDERS APPROVE PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, THIS PROPOSAL 4 WILL FAIL AND NOT BE IMPLEMENTED, EVEN IF SHAREHOLDERS APPROVE THIS PROPOSAL 4.
Required Vote
Under Irish law the resolution in respect of the pre-emption rights opt-out proposal (Proposal 4) is a special resolution that requires the affirmative vote of not less than 75% of the votes cast in person or by proxy at the EGM (including any adjournment thereof) in order to be approved.
Accordingly, we are asking shareholders to approve the following special resolution at the EGM:
“THAT, subject to and conditional upon the approval by the shareholders of RVL Pharmaceuticals plc (the Company) of the reverse share split proposal (Proposal 1), the authorized share capital increase proposal (Proposal 2) and the directors’ allotment authority proposal (Proposal 3), the Board of Directors (the Board) of the Company be and it is, with effect from the passing of this resolution, hereby empowered pursuant to section 1023(3) of the Irish Companies Act 2014 (the Act) to allot and issue equity securities within the meaning of the said section 1023 for cash pursuant to the authority conferred by the directors’ allotment authority proposal (Proposal 3) up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date and time of this resolution following the approval by the requisite majority of Proposal 2, as if section 1022 of the Act did not apply to any such allotment, provided that this authority shall expire five years from the passing of this resolution and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted or issued after such expiry and the Company's directors may allot or issue equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”
Your Board recommends a vote FOR Proposal 4, Grant of Updated Authority Under Irish Law to Issue Shares (Including Rights to Acquire Shares) For Cash Without First Offering Those Shares to Existing Shareholders Under Pre-Emptive Rights That Would Otherwise Apply to the Issuance.

PROPOSAL 5
APPROVAL OF ISSUANCE OF PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS AND SHARES ISSUABLE UPON EXERCISE OF PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS
Overview
We are asking shareholders to approve the issuance of the Private Placement Warrants (as defined below), the Placement Agent Warrants (as defined below) and the ordinary shares issuable upon the exercise of the Private Placement Warrants and the Placement Agent Warrants.
Background Information
On August 15, 2023, we entered into the Securities Purchase Agreement with an accredited investor (the “Investor”), pursuant to which we issued to the Investor (i) in a registered direct offering (the “Registered Direct Offering”), an aggregate of 11,000,000 ordinary shares and pre-funded warrants to purchase an aggregate of 870,846 ordinary shares for an offering price per ordinary share of US$0.4212 per share and (ii) in a concurrent private placement (the “Private Placement” and, together with the Registered Direct Offering, the “Offerings”), series A-1 warrants to purchase up to 11,870,846 ordinary shares (the “Series A-1 Warrants”) and series A-2 warrants to purchase up to 11,870,846 ordinary shares (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Private Placement Warrants”).
H.C. Wainwright & Co., LLC acted as placement agent in connection with the Offerings and, pursuant to the Engagement Letter, received a cash commission of approximately US$375,000 and warrants to purchase up to 830,959 ordinary shares (the “Placement Agent Warrants” and, together with the Private Placement Warrants, the “Warrants”).
The Private Placement Warrants
The Private Placement Warrants have an exercise price of US$0.4212 per share (subject to standard adjustments for share splits, share dividends, recapitalizations, mergers and similar transactions) and may be exercised on a cashless basis in the event we have not filed an effective registration statement registering the ordinary shares to be issued upon exercise of the warrants; provided that we shall not issue to the Investor shares upon exercise of the Private Placement Warrants unless and until we obtain shareholder approval (“Shareholder Approval”) permitting such issuance in accordance with applicable rules of Nasdaq. The Private Placement Warrants also contain a beneficial ownership limitation which provides that we shall not effect any exercise, and a holder shall not have the right to exercise, any portion of a Private Placement Warrant to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of shares issuable upon the exercise. This limitation may be waived by the Investor and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us. The Series A-1 Warrants will expire five (5) years from the date of Shareholder Approval. The Series A-2 Warrants will expire eighteen (18) months from the date of Shareholder Approval.
The Placement Agent Warrants
On August 18, 2023, we issued the Placement Agent Warrants to H.C. Wainwright & Co., LLC and its designees as partial compensation for services rendered in connection with the Offerings. The Placement Agent Warrants are exercisable until August 15, 2028 at an exercise price of US$0.5265 per share, subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions; provided that such exercise is subject to Shareholder Approval.
Reasons for Shareholder Approval
Our ordinary shares are traded on the Nasdaq Global Select Market, and we are subject to Nasdaq’s Listing Rules. The issuance of the Private Placement Warrants and Placement Agent Warrants under the Securities Purchase Agreement implicated Nasdaq Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving: (1) the sale, issuance or potential issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of ordinary shares or 20% or more of the voting power outstanding before the issuance; or (2) the sale, issuance or potential issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares) equal to 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the ordinary shares.
In order to comply with Nasdaq Listing Rule 5635(d), the Private Placement Warrants and the Placement Agent Warrants are not exercisable until Shareholder Approval is obtained.
As noted above, the issuance of up to 11,870,846 ordinary shares upon exercise of the Series A-1 Warrants, the issuance of up to 11,870,846 ordinary shares upon exercise of the Series A-2 Warrants, and the issuance of 830,959 ordinary shares upon exercise of the Placement Agent Warrants are subject to Shareholder Approval.
Vote Required
In order for this ordinary share warrants approval proposal (Proposal 5) to be approved, holders of a majority of the ordinary shares present or represented by proxy at the EGM and entitled to vote must vote “FOR” Proposal 5.
Your Board recommends a vote FOR Proposal 5, Approval of Issuance of
Private Placement Warrants and Placement Agent Warrants and Shares Issuable upon
Exercise of Private Placement Warrants and Placement Agent Warrants

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our ordinary shares as of August 30, 2023 by (i) such persons known to us to be beneficial owners of more than 5% of our ordinary shares, (ii) each director, director nominee and named executive officer and (iii) all directors and executive officers as a group. The percentages listed below are based on 111,406,043 ordinary shares outstanding as of August 30, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares. Generally, a person “beneficially owns” our ordinary shares if the person has or shares with others the right to vote those ordinary shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within sixty (60) calendar days. In computing the number of ordinary shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options or other rights held by such person that are currently exercisable or that will become exercisable within sixty (60) calendar days of August 30, 2023 are considered outstanding, although these ordinary shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise noted, the address for each individual is c/o RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
Name	Number of shares	Percentage
Beneficial holders of 5% or more of our outstanding ordinary shares:
Altchem Limited and Affiliate(1)	23,667,540	21.2%
Shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP(2)	14,600,444	13.1%
Armistice Capital Master Fund Ltd.(3)	10,648,000	9.6%
Directors and named executive officers:
Brian Markison(4)	3,917,976	3.5%
Joaquin Benes(5)	—	—
Gregory L. Cowan	50,055	*
Michael DeBiasi	—	—
Alisa Lask	22,557	*
Juan Vergez(5)	—	—
James Schaub(6)	1,054,568	*
Christopher Klein	162,864	*
All Directors and Current Executive Officers as a Group (7 persons)(7)	5,045,156	4.4%
*	Indicates less than 1.0%
(1)
The shares included in the table above consist of 22,485,297 ordinary shares held by Altchem Limited and 1,182,243 ordinary shares held by Orbit Co-Invest A-1 LLC. Altchem Limited serves as the Manager of Orbit Co-Invest A-1 LLC. As a result, Altchem Limited may be deemed to share beneficial ownership of the ordinary shares held by Orbit Co-Invest A-1 LLC. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem Limited are made by Harsaul Foundation, a foundation organized in Panama, in its absolute discretion. As a result, Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of Altchem Limited and Orbit Co-Invest A-1 LLC. The address for Altchem Limited is Karaiskaki, 6, City House, 3032, Limassol, Cyprus. The mailing address for Orbit Co-Invest A-1 LLC is 885 Third Avenue, 17th Floor, New York, N.Y. 10022, USA. The registered address for Harsaul Foundation is Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama.

(2)
As reported in a Schedule 13G filed on August 11, 2022, shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP, including Athyrium Opportunities Associates IV LP, Athyrium Opportunities Associates IV GP LLC, Athyrium Opportunities IV Co-Invest 2 LP, Athyrium Opportunities Associates IV Co-Invest LLC, Athyrium Funds GP Holdings LLC and Jeffrey A. Ferrell, beneficially own 14,600,444 ordinary shares and 2,000,000 warrants to purchase ordinary shares at an exercise price of $3.10 per warrant, subject to adjustments as provided under the terms of the form of warrant. The warrants held by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP are subject to a limitation pursuant to which the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP may not exercise the warrants if such exercise would cause the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP to beneficially own ordinary shares in an amount exceeding the “Beneficial Ownership Limitation” then in effect. The Beneficial Ownership Limitation is subject to adjustment upon sixty-one (61) calendar days’ notice by the holder of the warrants to the Company and, as of August 30, 2023, was 9.99% of the outstanding ordinary shares. As a result, none of the ordinary shares underlying the warrants are deemed to be beneficially owned by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP.

(3)
These securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of Master Fund, and Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	Includes 1,579,734 ordinary shares that may be acquired by Mr. Markison upon the exercise of outstanding options exercisable within sixty (60) calendar days of August 30, 2023.

(5)	Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 1 above.
(6)	Includes 548,047 ordinary shares that may be acquired by Mr. Schaub upon the exercise of outstanding options exercisable within sixty (60) calendar days of August 30, 2023.
(7)
Includes 2,127,781 ordinary shares that may be acquired by executive officers upon exercise of outstanding options exercisable within sixty (60) calendar days of August 30, 2023. Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 1 above.

VOTING REQUIREMENTS AND PROXIES
Proposals 1, 2, 3 and 5 are ordinary resolutions requiring a simple majority of the votes cast at the EGM to be approved. Proposal 4 is a special resolution requiring the affirmative vote of the holders of ordinary shares representing at least 75% of the votes cast on the matter.
If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for each Proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.
If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are generally not permitted to vote your shares on “non-routine” matters. However, broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. If a broker nominee holding shares in street name votes shares on some matters at the meeting but not others, a “broker non-vote” occurs. Broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the EGM your broker nominee will not be able to submit a vote on Proposal 5 (ordinary share warrants approval proposal) unless it receives your specific instructions, but it will be able to vote on Proposal 1 (reverse share split proposal), Proposal 2 (authorized share capital increase proposal), Proposal 3 (directors’ allotment authority proposal) and Proposal 4 (pre-emption rights opt-out proposal) even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific voting instructions, it will submit a broker non-vote on Proposal 5 and may vote on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 even if it does not receive your instructions.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
A shareholder who intends to present a proposal at the 2024 annual general meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 25, 2023. Written proposals may be mailed to us at RVL Pharmaceuticals plc, 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland. A shareholder who intends to nominate a director or present any other proposal at the 2024 annual general meeting of shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than December 25, 2023 and no later than January 24, 2024; except if the date of the 2024 annual general meeting of shareholders is changed by more than thirty (30) calendar days from the first anniversary date of the 2023 annual meeting, the shareholder’s notice must be so received not earlier than one hundred and twenty (120) calendar days prior to such meeting and not later than the close of business on the later of (i) the 90th calendar day prior to such meeting or (ii) the 10th calendar day following the day on which a public announcement of the date of the meeting is first made. Any shareholder who intends to solicit proxies in support of a director nominee other than the Company’s nominees must also comply with Rule 14a-19 under the Exchange Act. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Constitution, which have been filed with the SEC, describe the requirements for submitting proposals at the 2024 annual meeting. The notice must be given in the manner and must include the information and representations required by our Constitution. The chairperson of the meeting shall, in his or her discretion and if the facts warrant such determination, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Constitution or under the Exchange Act, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a shareholder at a shared address to which a single copy of the proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be sent to us at the below address. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
OTHER MATTERS
At the time of mailing of this proxy statement, we do not know of any other matter that may come before the EGM and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
We will bear the cost of solicitation of proxies. This includes the charges and expenses of banks, brokers and other nominees for forwarding solicitation material to beneficial owners of our outstanding ordinary shares. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support for a services fee and the reimbursement of customary disbursements, which are not expected to exceed US$25,000 in the aggregate. In addition, we may supplement our efforts to solicit your proxy in the following ways:
•	We may contact you using the telephone or electronic communication;
•	Our directors, officers or other employees may contact you personally; or
•	Alliance Advisors, LLC or any other third parties we may hire as agents for the sole purpose of contacting you regarding your proxy may contact you.
We will not pay directors, officers or other employees any additional compensation for their efforts to supplement our proxy solicitation. We anticipate banks, brokers and other nominees will forward soliciting material to the beneficial owners of ordinary shares entitled to vote at the EGM and that we will reimburse those persons for their out-of-pocket expenses incurred in performing such services.
If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:
Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
SGTX@allianceadvisors.com

ATTENDING THE EXTRAORDINARY GENERAL MEETING
The EGM will take place at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland. To attend the EGM, you must demonstrate that you were an RVL shareholder as of the close of business on August 30, 2023 or hold a valid proxy for the EGM from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other nominee, you may present a brokerage statement showing proof of your ownership of shares of RVL as of August 30, 2023. A shareholder entitled to attend and vote at the EGM is also entitled, using the proxy card provided, to appoint one or more proxies to attend, submit questions, attend, speak, vote or join in demanding a poll on his or her behalf at the EGM. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

RVL PHARMACEUTICALS

RVL PHARMACEUTICALS PLC
400 CROSSING BOULEVARD
BRIDGEWATER, NJ 08807

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 1, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and statutory financial statements electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 1, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received no later than October 1, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V23163-S73343

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RVL PHARMACEUTICALS PLC

The Board of Directors recommends you vote FOR Proposal 1. — **For Against Abstain**

The Board of Directors recommends you vote FOR Proposal 2. — **For Against Abstain**

2. If Proposal 1 is approved, to approve an increase in our authorized share capital from €25,000 and US$480,000 divided into 25,000 Euro deferred shares of EUR€1.00 (nominal value) each, 8,000,000 ordinary shares of US$0.01 each and 40,000,000 preferred shares of US$0.01 each to EUR€25,000 divided into 25,000 Euro deferred shares of EUR€1.00 and US$800,000 divided into 40,000,000 ordinary shares of US$0.01 each and 40,000,000 preferred shares of US$0.01 each. ☐ ☐ ☐

The Board of Directors recommends you vote FOR Proposal 3. — **For Against Abstain**

The Board of Directors recommends you vote FOR Proposal 4. — **For Against Abstain**

The Board of Directors recommends you vote FOR Proposal 5. — **For Against Abstain**

5. To approve for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of certain of the Company's warrants and the issuance of the Company's ordinary shares upon the exercise of those certain warrants. ☐ ☐ ☐

Yes No

Please indicate if you plan to attend this meeting ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders:
The Notice and Proxy Statement is available at www.proxyvote.com.

V23164-S73343

RVL PHARMACEUTICALS PLC
Extraordinary General Meeting of Shareholders
October 2, 2023 3:00 PM LST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Markison, Michael DePetris, Scott Schroppe and James Schaub, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of RVL PHARMACEUTICALS PLC that the undersigned shareholder(s) is/are entitled to vote, with all powers which the undersigned would possess if personally present at the meeting, at the Extraordinary General Meeting of Shareholders to be held on Monday, October 2, 2023 at 3:00 PM LST at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, and at any adjournment or postponement thereof. You may vote at the Extraordinary General Meeting if you were a shareholder of record at the close of business on August 30, 2023.

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak, vote and demand a poll or join in demanding a poll instead of him or her at the Extraordinary General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Brian Markison, Michael DePetris, Scott Schroppe or James Schaub, please contact our Company Secretary at 400 Crossing Blvd., Bridgewater, NJ 08807. Any such nominated proxy must attend the Extraordinary General Meeting in person in order for your votes to be cast.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Continued and to be signed on reverse side